Exhibit 10.13

UNION BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

Effective March 1, 2020

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (“Agreement”) is made and entered into this 1st day of March, 2020, between Union Bank (“Employer”) and DavidS. Silverman (“Executive”).

Article I
Benefits Tables
The following tables describe the benefits available to Executive, or the Executive’s Beneficiary, upon the occurrence of certain prescribed events. In addition to any other definitions set forth herein, capitalized terms have the meanings given them in Article 3.

Table A: Retirement Benefit
Normal Retirement Age (“NRA”) = February 4, 2026

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service following 100% Vesting	Vested Benefit as of Separation from Service	Lump Sum	Payment: As determined by the Employer Credit Election Form

Table B: Benefit Available Prior to Retirement

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Voluntary Separation from Service	Vested Benefit as of Separation from Service	Lump Sum	Payment: As determined by the Employer Credit Election Form

Involuntary Separation from Service	Vested Benefit as of Separation from Service	Lump Sum	Payment: As determined by the Employer Credit Election Form

Disability	Vested Benefit as of Separation from Service	Lump Sum	Payment: As determined by the Employer Credit Election Form

Death	Vested Benefit as of Separation from Service	Lump Sum	Payment: As determined by the Employer Credit Election Form

Benefit Vesting Schedule

The Benefit shall be immediately 100% vested.

Article 2
Purpose

The purpose of this Agreement is to further the growth and development of Employer by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of Employer and Employer’s business, and to align the interests of the Executive and the Employer. Employer promises to make certain payments to the Participant, or the Participant’s Beneficiary, at retirement, death, or upon some other qualifying event pursuant to the terms of this Agreement.

Article 3
Definitions and Construction

It is intended that this Agreement comply and be construed with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). It is also intended that the Agreement be “unfunded” and maintained for a select group of management or highly compensated employees of Employer, for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the Executive or Beneficiary for income tax purposes prior to actual receipt of benefits.

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

3.1“Accrued Liability Balance” shall mean the amount accrued by Employer to fund the future benefit expense associated with this Agreement. The Employer shall establish a liability retirement account for the Executive into which accruals shall be made at the amount determined by the Employer Directive dated March 1, 2020.

3.2“Beneficiary” shall mean the person(s) designated by the Executive, including the estate of the Executive, entitled to a benefit under this Agreement.

3.3“Board” shall mean the Board of Directors of Union Bank.

3.4“Change in Control” A “Change in Control” will be deemed to have occurred if

(a)The Board of Employer approves a merger or consolidation of Employer with any other corporation, other than a merger or consolidation in which individuals who are Directors of Employer immediately prior to the transaction continue to represent at least sixty percent (60%) of the Directors of the institution resulting from the merger or consolidation or a merger or consolidation into Employer; or
(b)Employer effectuates a complete liquidation or a sale or disposition of all or substantially all of its assets.

The Executive understands and agrees that the merger or consolidation of Employer with any other institution shall not constitute a Change in Control unless, in connection with such transaction, the persons who were Directors of Employer immediately prior to the transaction do not continue to represent at least sixty percent (60%) of the Directors of Employer or its successor in interest after the transaction.

3.5“Disability” shall mean Executive, while actively employed by Employer: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impainnent which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under any accident and health plan covering employees of Employer. A medical determination of Disability may be made by either the Social Security Administration or by the provider or an accident or health plan covering employees of Employer, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A of the Code. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

3.6“Effective Date” shall mean March 1, 2020.

3.7“Good Reason” shall be as defined in Section 1.01 “Good Reason” of the Employment Agreement by and among Executive and Employer, dated June 2, 2014 (the “Employment Agreement”).

3.8“Involuntary Separation from Service” shall mean that Executive’s employment with Employer is terminated at any time before Executive’s Normal Retirement Age and such termination is not considered a Termination for Cause. A Separation from Service for Good Reason will also be treated as an Involuntary Separation from Service provided such Separation from Service (i) occurs within twelve (12) months of the first occurrence of the condition or event giving rise to a Good Reason termination of employment, and (ii) only if Executive has provided Employer with written notice of such condition or event within ninety (90) days of the first occurrence of the condition or event and at least thirty (30) days to remedy such condition or event.

3.9“Separation from Service” shall mean that the Executive has retired or otherwise has a termination of employment with Employer. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that Employer and Executive reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the fiill period of services to Employer if the Executive has been providing services to Employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period. A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence, provided Executive has the right to reemployment under an applicable statute or by contract.

3.10“Termination for Cause” shall be as defined in Section 1.01 “Cause” of the Employment Agreement.

3.11“Vested Benefit” shall mean the Accrued Liability Balance which has vested in the Executive per the Benefit Vesting Schedule set forth in Article I hereof.

3.12“Voluntary Separation from Service” shall mean the Executive terminates employment with Employer prior to Normal Retirement Age for reasons other than death, disability, or Termination for Cause.

Article 4
Beneficiary

4.1Beneficiary. Executive shall have the right to name a Beneficiary of the death benefit described in Article 1 herein. Executive shall have the right to name such Beneficiary at any time prior to Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

4.2Failure to Designation a Beneficiary. If Executive dies without a valid Beneficiary designation on file with the Plan Administrator, the Executive’s surviving spouse, if any, shall become the designated Beneficiary. If Executive has no surviving spouse, death benefits shall be paid to the personal representative of Executive’s estate.

4.3Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5
General Limitations

5.1Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, Employer shall not distribute any benefit under this Agreement if Executive’s employment is terminated for Cause.

5.2Removal. Notwithstanding any provision of this Agreement to the contrary, Employer shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

Article 6
Administration of Agreement

6.1Plan Administrator. Employer shall be the Plan Administrator, unless Employer appoints a committee to be the Plan Administrator. Employer may appoint a committee (“Committee”) of one or more individuals in the employment of Employer for the purpose of discharging the administrative responsibilities of Employer under the Plan. Employer may remove a Committee member for any reason by giving such member ten (10) days’ written notice and may thereafter fill any vacancy thus created. The Committee shall represent Employer in all matters concerning the administration of this Plan; provided however, the final authority for all administrative and operational decisions relating to the Plan remains with Employer.

6.2Authority of Plan Administrator. The Plan Administrator shall have full power and authority to adopt rules and regulations for the administration of this Agreement, provided they are consistent with the provisions of this Agreement, and Section 409A of the Code, to interpret, alter, amend or revoke any rules and regulations so adopted, to enter into contracts on behalf of Employer with respect to this Agreement, to make discretionary decisions under this Agreement, to demand satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under this Agreement, and to perform any and all administrative duties under this Agreement.

6.3Recusal. Any individual serving on the Committee (serving as Plan Administrator) may be eligible to participant in the deferred compensation arrangement provided for under this Agreement, but such person shall not be entitled to participate in discretionary decisions under Article 7 relating to such person’s own interests hereunder.

6.4Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to Employer.

6.5Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.6Indemnity of Plan Administrator. Employer shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

6.7Employer Information. To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement to perform its functions, Employer shall supply full and timely information to such contracted party on all matters relating to the date and circumstances for any event triggering a benefit hereunder.

Article 7
Claims and Review Procedures

7.1Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

7.1.2Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety 90 days by notifying the claimant in writing, prior to the end of the initial ninety 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)The specific reasons for the denial;
(b)A reference to the specific provisions of the Agreement on which the denial is based;
(c)A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2Review Procedure. If the Plan Administrator denies part or the entire claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1Initiation - Written Request. To initiate the review, the claimant, within sixty 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3Consideration on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)The specific reasons for the denial;
(b)A reference to the specific provisions of the Agreement on which the denial is based;
(c)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and (d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8
Amendments and Termination

8.1Amendment and Termination. This Agreement may be amended or terminated unilaterally by Employer, except where an amendment or termination would materially reduce the Executive’s vested benefit, in which case the Executive’s consent shall be required.

8.2Subsequent Changes to Time and Form of Payment. Employer may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

i.the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;
ii.the payment (except in the case of death or disability upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and
iii.in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Article 9
Miscellaneous

9.1.Binding Effect. This Agreement shall bind the Executive and Employer, and their beneficiaries, survivors, executors, administrators and transferees.

9.2.No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of Employer, nor does it interfere with Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3.Non-Transferabilitv. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4.Tax Withholding. Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that Employer’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5.Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Vermont, except to the extent preempted by the laws of the United States of America.

9.6.Unfunded Arrangement. The Executive is a general unsecured creditor of Employer for the distribution of benefits under this Agreement. The benefits represent the mere promise by Employer to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of Employer to which the Executive has no preferred or secured claim.

9.7.Reorganization. Employer shall not merge or consolidate into or with another holding company, or reorganize, or sell substantially all of its assets to another holding company, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of Employer under this Agreement. Upon the occurrence of such event, the term “Employer” as used in this Agreement shall be deemed to refer to the successor or survivor of Employer.

9.8.Entire Agreement. This Agreement constitutes the entire agreement between Employer and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9.Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10.Alternative Action. In the event it shall become impossible for Employer or the Plan Administrator to perform any act required by this Agreement, Employer or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of Employer.

9.11.Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12.Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13.Notice. Any notice of filing required or permitted to be given to Employer or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Union Bank, Inc.
Attn: SVP Human Resources & Branch Administration Office
20 Lower Main Street
Morrisville, VT 05661

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14.Opportunity to Consult with Independent Advisors.

(a)The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive’s right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code and any other taxes, costs, expenses or liabilities whatsoever related to such benefits.

(b)The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

(c)In the event that the Internal Revenue Service determines that this Agreement fails to comply with the requirements of Section 409A of the Code or that it has not been operated by Employer in accordance with such requirements (and Executive has cooperated with Employer’ efforts to modify this Agreement to comply with 409A), Employer will indemnify Executive and hold him harmless from any interest or additional tax imposed on him pursuant to Section 409A(a)(l)(B) as well as any other penalties that may be imposed (the “Tax Indemnity”). The parties recognize that any payment to Executive under the Tax Indemnity will constitute taxable wages and therefore will need to be grossed up to account for income and employment taxes in order to hold Executive harmless.

9.15.Restriction on Timing of Distribution. Solely to the extent necessary to avoid penalties under Section 409A of the Code, distributions under this Agreement may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service”

provision herein) if, pursuant to Section 409A, the participant hereto is considered a “specified employee” of a publicly-traded company. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

9.16.Certain Accelerated Payments. Employer may make any accelerated distribution permissible under Treasury Regulation §1.409A-3(j)(4), provided that such distribution(s) meets the requirements of Section Treasury Regulation §1.409A-3(j)(4).

IN WITNESS WHEREOF, the Executive and a duly authorized representative of Employer has signed this Agreement as of the date indicated above.

EXECUTIVE		Union Bank

By:
David S. Silverman		Name: Neil J. Van Dyke
Its: Chair of the Board